Exhibit 10.41

MASTER AGREEMENT

THIS MASTER AGREEMENT (“Agreement”) dated December 21, 2017 (the “Effective Date”) by and between PLASTIC2OIL, INC., a Nevada corporation having an address of 20 Iroquois Street, Niagara Falls, NY 14303 (hereinafter referred to as “P2O”), and VERIDISYN TECHNOLOGIES, LLC, a Alabama Limited Liability company with an address of 11208 Mountain Park Circle, Tuscaloosa, AL 35405 (hereinafter referred to as “Customer”);

W I T N E S S E T H:

WHEREAS, P2O is a technology company engaged in, among other things, (i) the development of equipment, a catalyst and the know-how for their utilization to process waste feedstocks consisting of plastic and using, when reasonably necessary, used oil, into diesel fuel and naphtha, among other byproducts, and (ii) the sale of such equipment and catalyst and the licensing of such technology;

WHEREAS, P2O has developed certain proprietary technology for the processing of feedstocks through the controlled use of thermal conversion techniques and processes and as part of such technology has developed a proprietary formula for catalyst used as part of such processes;

WHEREAS, P2O produces and sells processing machinery and related equipment utilizing and for the deployment of such proprietary technology;

WHEREAS, Customer is engaged in the business of processing waste feedstocks consisting of waste plastic and utilizing, when reasonably necessary, used oil, for the purposes of, among other things, creating fuel;

WHEREAS, Customer will be locating and operating two (2) or more Processors at one or more facilities to be established by Customer for the processing of plastic feedstocks; and

WHEREAS, P2O and Customer desire that P2O be Customer’s exclusive source for P2O’s proprietary catalyst and processing equipment to be used by Customer in connection with the application of the Technology in connection with the Processing Business (defined herein), and;

WHEREAS, in support of P2O’s covenant, warranty and representation that each Processor shall be capable of performing at the Minimum Performance Levels established for such Processor pursuant to and in accordance with the terms herein, and to increase P2O’s opportunity to increase the sale prices of certain Processors sold pursuant to and in accordance with the terms herein, Customer desires to purchase, and P2O agrees provide, services to monitor, maintain, repair and upgrade Processors in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of One Dollar in hand paid, the covenants herein expressed, and such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

As used herein, the following terms shall have the following meanings:

1.1.	“Affiliate” of a Person means: (i) a director, officer, partner, member, P2O, executor or trustee of a Person and (ii) any Person directly or indirectly controlling, controlled by, or under common control with, that Person, provided, however, no party to this Agreement will be considered an affiliate of any other party solely by reason of it being a party to this Agreement. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the actions, management and/or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “controlled by” and “under common control with” have correlative meanings.

1.2.	“Agreement” has the meaning given in the opening paragraph hereof.

1.3.	“Applicable Law” means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, decision, order, decree, judgment, award, injunction, verdict subpoena, release, license or other legally binding pronouncement of any Governmental Body.

1.4.	“Auditor” shall have the meaning set forth in Section 12.2.1.

1.5.	“Business” shall mean the processing of plastic feed stocks and used oil using Processors, catalyst, and utilizing the Licensed Technology.

1.6.	“Catalyst” shall have the meaning set forth in Section 2.1.

1.7.	“Catalyst Supply Failure” means a supply failure as set forth and described in Section 23.10.

1.8.	“Catalyst Technology” means P2O’s proprietary formulae and other Know-How necessary to produce and transport catalysts for processing waste plastic and used oil into fuel.

1.9.	“Certificate of Functionality” or “COF” has the meaning set forth in Section 8.2.2.

1.10.	“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law, in equity or otherwise.

1.11.	“Confidential Information” shall have the meaning set forth in Section 15.1.

1.12.	“Copyrights” shall mean all registered and unregistered copyrights.

1.13.	“Disclosing Party” shall have the meaning set forth in Section 15.1.

1.14.	“Effective Date” shall be the date first set forth above and defined as such.

1.15.	“Embodied Trade Secrets” shall have the meaning set forth in Section 11.2.2.

1.16.	“Emergency Service” means service required due to an issue which results in cessation of operation of one or more Processors.

1.17.	“Encumbrance” shall mean any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

1.18.	“Equipment” shall have the meaning set forth in Section 2.2.

1.19.	“GAAP” means generally accepted accounting principles, consistently applied.

1.20.	“Goods” means Catalyst and Equipment.

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1.21.	“Governmental Authorization” means any consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

1.22.	“Governmental Body” means any governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

1.23.	“Gross Sales” means the gross revenues earned and actually received by or credited to Customer, a Permitted Assignee and/or sub-Customers (based on the cash basis of accounting in accordance with GAAP) from sales of diesel fuel, naphtha and other byproducts from the processing of plastic feedstocks using the Licensed Technology.

1.24.	“Initial Order” shall have the meaning set forth in Section 7.2.1.

1.25.	“Initial Site” means Baldwin County, Alabama.

1.26.	“Know-How” shall mean proprietary and non-proprietary information relating to the Technology.

1.27.	“Knowledge” means, with respect to an individual, “Knowledge” of a particular fact or other matter if that individual is actually aware of that fact or other matter; or (ii) a reasonably prudent individual would have conducted a reasonably comprehensive investigation of that fact or other matter and, in the course of doing so, could be expected to become aware of that fact or other matter.

1.28.	“Knowledge” means, with respect to a Person (other than an individual), “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, member, manager or trustee of such Person (or in any similar capacity) has, at the time with respect to which the term is used, “Knowledge” of such fact or other matter by which an individual would have such “Knowledge.”

1.29.	“License” shall have the meaning set forth in Section 11.1.

1.30.	“License Fee” shall have the meaning set forth in Section 7.4.

1.31.	“Licensed Technology” means the Technology that is owned, held, used or licensed by P2O with the right to assign or sub-license the same, and necessary for Customer’s operation of Processing Equipment and/or use of catalyst for the Processing Business.

1.32.	“Minimum Performance Levels” has the meaning set forth in Schedule “B” attached hereto and made a part hereof and shall be established on a Purchase Order and/or Processor basis as provided in Schedule “B.”

1.33.	“Minimum Production Levels” shall have the meaning set forth in Schedule “B.”

1.34.	“Normal Business Hours” are from Monday to Friday, 8AM to 5PM eastern time, excluding all statutory holidays in the State of Alabama and the state where the services under this Agreement are being performed.

1.35.	“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

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1.36.	“P2O’s Technology Business” means the development and licensing of proprietary technology for the processing of waste feedstocks through the controlled use of thermal conversion techniques and processes and as part of such technology, the development of proprietary formulae for catalyst used as part of such processes, and the production and sale of processing machinery and related equipment utilizing and the deploying such proprietary technology.

1.37.	“Patents” means all patents, patent applications, continuations, and continuations in part and any renewal rights with respect thereto.

1.38.	“Performance Factors” shall have the meaning set forth in Schedule “B” hereto.

1.39.	“Person” means any person or entity of every kind and is to be construed as broadly as possible.

1.40.	“Personnel” means agents, employees or subcontractors engaged or appointed by P2O or Customer.

1.41.	“Price” shall have the meaning set forth in Section 7.

1.42.	“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced by or before, or otherwise involving, any Governmental Body or arbitrator.

1.43.	“Processing Business” means the processing of plastic and, when reasonably necessary, used oil, into diesel fuel, naphtha and other byproducts through the controlled use of thermal conversion and/or pyrolysis techniques and processes using the Processing Equipment and catalyst for the deployment of the Licensed Technology.

1.44.	“Processing Equipment” shall have the meaning set forth in the recitals hereto and described in Schedule A.

1.45.	“Processing Facility” means a facility operated or to be operated by or for Customer for deployment of the Licensed Technology in connection with the Processing Business where at least one or more units of the Processing Equipment is or is intended to be located and operated.

1.46.	“Processor” shall mean one unit of the Processing Equipment as set forth, described and defined herein.

1.47.	“Purchase Order” has the meaning set forth in Section 2.2.2.

1.48.	“Receiving Party” shall have the meaning set forth in Section 15.1.

1.49.	“Representatives” means a party’s and its Affiliates’ employees, officers, directors, consultants and legal advisors.

1.50.	“Technology” shall mean all inventions, whether patentable or not, prototypes, Confidential Information, designs, drawings, software, controllers, conceived and/or developed by P2O and related to the Processing Business, as the same may be reengineered and/or updated from time to time, including Patents, Copyrights, Trade Secrets, and all licenses, internet websites, internet domain names, and other rights held by or on behalf of P2O and used in connection with the Processing Business, in any third party product, intellectual property, proprietary or personal rights, documentation or tangible or intangible property, including the types of intellectual property and intangible proprietary information set out in this Section 1.50.

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1.51.	“Technology Consultant” has the meaning set forth in Section 8.2.5.

1.52.	“Term” shall mean the period commencing with the Effective Date and expiring on the twentieth (20th) anniversary of the Effective Date.

1.53.	“Territory” shall mean the United States of America.

1.54.	“Trade Secrets” means all inventions and discoveries that may be patentable, know-how, trade secrets, moral rights, confidential information, customer lists, software, programs or applications (in both source and object code form), prototypes, designs, technical information, data, process technology, engineering and manufacturing information, procedures, specifications, rights in mask works, plans, drawings and blue prints.

2.	Delivery of Goods and Performance of Services.

2.1.	Purchase and Sale of Catalyst. Subject to the terms and conditions of this Agreement, P2O agrees to sell, and Customer agrees to buy, exclusively from P2O for the Term, all Customer’s requirements of catalyst (the “Catalyst”) to be used only by the Customer and solely for processing plastic feedstocks using, when reasonably necessary, used oil, into fuel utilizing Processing Equipment purchased from P2O in connection with Customer’s use of the Licensed Technology.

2.2.	Purchase and Sale of Equipment.

2.2.1.	P2O agrees to sell, and Customer agrees to buy, exclusively from P2O for the Term, the following products (the “Equipment”) in accordance with the terms and conditions of this Agreement:

Description	Quantity	Price

Processor(s)	Per Order	(See below)

2.2.2.	P2O shall be Customer’s exclusive source for Processors. As used herein, “Per Order(s)” shall mean as reasonably ordered pursuant to P2O’s existing specifications or Customer’s reasonable specifications from time to time pursuant to the form of purchase order attached hereto as Attachment 1 (a “Purchase Order”) or as otherwise agreed by the parties.

2.3.	Notwithstanding anything herein to the contrary, Customer agrees to purchase at least six (6) Processors over the first three years of the Term and at least two (2) Processors shall be ordered by Customer within one hundred twenty (120) calendar days of the Effective Date as part of the Initial Order as defined and set forth in Section 7.2. Customer to have a first right of refusal for the development of fifteen (15) additional sites in the States of Alabama, Georgia, Mississippi, Arkansas, Tennessee, Louisiana, Texas and the “panhandle of Florida”. If P2O receives a valid inquiry from any third party regarding the development of a project in the territory listed in this section 2.3, then Customer will have ninety (90) days from the date of notice to confirm its desire to develop the project and must issue a firm purchase order on or before the end of the ninety (90) day right of refusal period.

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2.4.	Services. During the Term, P2O shall provide the following services to Customer (the “Services”) according to the Services purchased on any Purchase Order :

2.4.1.	Monitoring. P2O shall coordinate with the manager of the operations of each Processing Facility for the Term. P2O shall Monitor (as hereinafter defined) each Processor, storing and keeping secure the resulting data therefrom and making such data reasonably accessible to Customer upon Customer’s request for access to the same.

(i)	“Monitoring” shall include P2O periodically (approximately once per week) connecting to the server computer that controls each P2O Processor at the Customer’s Facility and download all database information (which includes sensor information, states of valves, temperatures, pressures, flows, feed and fuel). The data will be used to produce a monthly report to provide performance information to the Customer. The report may be used to provide information to better operate the Processor, identify excess component wear, and other useful information. P2O will not collect data for, and will not produce reports related to, environmental, employee monitoring, or any other purpose other than the specific monitoring to produce performance reports as described herein.

(ii)	Other Use of Information. Customer acknowledges that any reports, including any data contained in the reports, or other data (collectively, “Information”) provided pursuant to this Section 2.4.1 are produced solely to indicate the performance of the corresponding Processor(s) for operational purposes. Any other use of the Information shall be at the sole risk of Customer. Customer agrees to defend, indemnify, and hold harmless P2O from and against any and all Losses arising from Customer’s use of Information, other than as herein described.

2.4.2.	Technical Support. Upon the request of Customer, provide technical assistance and consultation related to the operation and maintenance of the Processors. P2O will repair, replace, or otherwise service a Processor, or portion thereof, as necessary, to facilitate a Processor’s performance in accordance with Section 13.1.2. If Customer requests Emergency Service, P2O will waive the mandatory two weeks notice of Section 2.4.3 below and will use best efforts to remedy the operational issues, which Services shall be provided at an additional fee.

2.4.3.	Scheduling; Access. P2O and Customer will cooperate to schedule any onsite visits requested by Customer as part of the Services. Customer is responsible for providing access to the Facility and Processor(s) with suitable accompaniment by a Customer representative and during Normal Business Hours. Customer will provide P2O with a minimum of two weeks’ notice for any desired Service requiring travel, however P2O will not be liable for any delays or inability to accommodate desired dates or timing. Customer is responsible for ensuring P2O is free to start, stop isolate, disconnect or otherwise affect the Processor(s) in the course of Service activities, as arranged with the Customer representative.

3.	Ordering Procedure. From time-to-time, Customer shall issue to P2O one or more Purchase Orders for a quantity of Catalyst and/or Equipment. By issuing a Purchase Order to P2O, Customer makes an offer to purchase Goods pursuant to the terms and conditions of this Agreement, and on no other terms. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement in any Purchase Order, including any additional terms, are void and have no effect unless agreed to and accepted in writing by P2O. Customer shall be obligated to purchase from P2O quantities of Catalyst and/or Equipment specified in a Purchase Order. P2O may accept any Purchase Order by confirming the order in writing. No Purchase Order is binding on P2O unless accepted by P2O as provided in this Agreement.

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4.	Quantity.

4.1.	Catalyst Quantity. The quantity of catalyst to be provided at any time during the term of this Agreement shall be determined in accordance with the following procedure:

4.1.1.	No later than thirty days prior to the first day of each calendar quarter during the Term, Customer shall deliver to P2O a Forecast (as defined below) for the calendar quarter beginning with the first day of such calendar quarter. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either party; provided, however, that P2O shall not be required to manufacture and sell to Customer any quantity of Catalyst that is unreasonably disproportionate to any Forecast for the period covered by such Forecast. “Forecast” means, with respect to any calendar quarter, a good faith projection or estimate of Customer’s requirements for Catalyst during each month during the period, which approximates, as nearly as possible, based on information available at the time to Customer, the quantity of Catalyst that Customer may order for each such month.

4.1.2.	Customer will maintain in inventory a quantity of Catalyst sufficient to fulfill Customer’s reasonably-anticipated needs for 90 days.

5.	Delivery.

5.1.	Timing. Time is of the essence in the performance of this Agreement. Goods shall be delivered FCA (Incoterms 2010) at P2O’s facility located at 20 Iroquois Street, Niagara Falls, NY 14303, or such facility acceptable to Customer in Customer’s reasonable discretion (the “FCA Facility”) on or before that date which is: (i) with respect to Equipment, two hundred forty (240) calendar days; and (ii) with respect to Catalyst, thirty (30) calendar days, in each case after P2O’s acknowledgement of the Purchase Order for the same or as mutually agreed in writing by the parties.

5.2.	Title and Risk of Loss. Title to the Goods and the risk of loss thereto shall be transferred from P2O to Customer upon delivery as set forth in Section 5.1 or as otherwise mutually agreed by the parties in writing.

6.	Inspection and Rejection of Nonconforming Goods.

6.1.	Product Standards. The Goods shall comply with P2O’s current specifications which may be improved by mutual consent of the parties.

6.2.	Customer, in seeking to accept delivery of Equipment ordered pursuant hereto, shall have a reasonable opportunity to inspect such Equipment at the FCA Facility to determine if they materially conform to the requirements of this Agreement. P2O shall make reasonable accommodation at the FCA Facility for Customer or Customer’s agent to inspect all Equipment ordered pursuant hereto. If the Customer, in good faith, determines that all or a portion of any Equipment are non-conforming, Customer may refuse delivery of such Equipment. Customer must provide written notice to P2O of the reason for rejecting the Equipment, stating with specificity all defects and nonconformities, and furnishing such other written evidence or other documentation as may be reasonably required by P2O to set forth the nature and scope of any defects and/or non-conformities. Except for Equipment remedied as set forth in Section 5.2, Customer shall have no obligation to pay any part of the Price for Equipment that are defective and/or non-conforming. Customer will be deemed to have accepted Equipment unless it provides P2O with the above-described written notice within thirty (30) days following the delivery by P2O to the FCA Facility as set forth in Section 5.1. All defects and nonconformities that are not so specified will be deemed waived by Customer, such Equipment shall be deemed to have been accepted by Customer, and no attempted revocation of acceptance will be effective.

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6.2.1.	P2O will have a reasonable period of time to remedy any Equipment determined to be defective or non-conforming, under the terms of this Agreement which period, however, shall in no event exceed thirty (30) days.

6.2.2.	Notwithstanding any contrary provision in this Section 6.2, any examination and determination of the character and quality of any Equipment made at the FCA Facility shall not affect or change in any way (i) the requirement that a Certificate of Functionality for such Equipment be delivered prior to payment of the 10% balance of the Price therefor in accordance with Section 8.2.2, (ii) the limited warranty set forth in Section 13.1 hereof, or (iii) P2O’s obligations under Section 2.4.

6.2.3.	Customer acknowledges and agrees that the remedy set forth in Section 6.2 and, as applicable, the Limited Warranty set forth in Section 13.1 hereof are Customer’s exclusive remedy for the delivery of defective and/or non-conforming goods and that P2O shall have the ability to remedy such defects and/or non-conformities as provided in Sections 6.2.1 and 6.2.2.

7.	“Price.”

7.1.	Catalyst Price. Price. The price of the Catalyst to be delivered pursuant to a Purchase Order shall be computed at $0.50 per pound of catalyst (the “Base Price”), subject to adjustment as provided in Section 7.5.

7.2.	Equipment Price. Customer shall purchase the Equipment from P2O at the prices set forth below.

7.2.1.	Initial Order Price. The Initial Order Price of the first system to be deployed by Customer, consisting of two full processing systems, shall be $ 4,000,000.00 paid in two tranches. The first tranche of $1,500,000.00 shall be paid upon the issuance of the initial Purchase Order (for the down payment of both processing systems, miscellaneous costs of delivery, and the cost of installation of the P2O systems. The second tranche of $2,500,000.00 will be paid, if P2O has not materially defaulted on any operating specifications, at the end of eighteen (18) months following the COF as defined in section 8.2.2.

7.2.2.	Subsequent Order Price. The Price for Processors ordered after the Initial Order (“Subsequent Orders” and “Subsequent Processors”) shall be $3,000,000 per Subsequent Processor subject to the CPI Adjustment described below (the “Subsequent Order Price”). Additionally, a Subsequent Order Price shall be subject to adjustment upwards based on the productivity of Subsequent Processors as provided in Section 7.5

7.3.	Services Price.

7.3.1.	P2O shall perform the obligations set forth in Section 2.4.1 at a fee which will be mutually agreed upon prior to the Initial Order.

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7.3.2.	P2O shall perform the obligations set forth in Section 2.4.2 at parts, labor, and expense rates as follows: (i) the cost of parts used for routine maintenance and repairs and that are not necessary to enable P2O to comply with and make true (but only to sustain) its obligations and warranties under section 6.1 (Product Standards) and Section 13.1.1 (Warranties), which costs are set forth in the price list attached hereto and made a part hereof as Schedule A; (ii) the labor costs for P2O’s technicians and other personnel in accordance with the rates set forth in Schedule B attached hereto and made a part hereof; and (iii) the reasonable costs of reasonably necessary travel and lodging by the individuals described in the preceding subparagraph (ii).

7.4.	License Fee. In consideration for the License granted hereunder, P2O shall receive a royalty of five percent (5%) of all Gross Sales (the “License Fee”). The License Fee shall be due and payable to P2O on a monthly basis for all Gross Sales in a particular calendar month during the Term (or a partial month), in arrears and no later than thirty (30) days after the end of the calendar month for which the License Fee applies. The expiration of the Term notwithstanding, Customer shall owe P2O the License Fee as provided under this Agreement for all Gross Sales.

7.5.	CPI Adjustment. Commencing with April 1, 2018 and continuing on the anniversary of such date throughout the Term, P2O shall notify Customer of the percentage change, if any, in the Consumer Price Index for “All Cities, All Urban Consumers” as published by the Bureau of Labor Statistics of the U.S. Department of Labor (the “Index”) as published for the month of December in the preceding calendar year from the Index published for December 2017 (using the December 2017 Index as the base). Such percentage change in the Index shall be applied to the Price, including application to the Initial Order Price to calculate the Subsequent Order Price, for Purchase Orders and Services dated from such April 1st date to March 31st of the following calendar year.

8.	Payment Terms.

8.1.	Payment for Catalyst. The Catalyst ordered pursuant to a Purchase Order shall be invoiced at the time of delivery of the Catalyst described in the Purchase Order. Payment for any invoice shall be due within thirty (30) calendar days of the invoice.

8.2.	Payment for Equipment. Except for the Initial Order, which shall be paid according to section 7.2.1, payment for Equipment ordered pursuant to a Purchase Order shall be paid by Customer to P2O by certified check, wire transfer or other secured payment instrument as agreed to between the parties, and paid in three (3) installments as follows:

8.2.1.	The first installment for forty five percent (45%) of the total price shall be due within five (5) calendar days of when Equipment are ordered. The second installment shall be due when goods are delivered and accepted, or deemed accepted, by Customer as provided in Section 6 and shall be in an amount equal to forty five percent (45%) of the total Price under the corresponding Purchase Order.

8.2.2.	The final installment for the ten percent (10%) balance of the Price for Equipment shall be made within five (5) calendar days of when the Technology Consultant (defined below) certifies that the Equipment for which payment is due are installed and functioning or capable of functioning at the Minimum Performance Levels established for such Equipment by providing a Certificate of Functionality in the form attached hereto as Attachment 2 or in such other form as mutually agreed by the parties (a “Certificate of Functionality” or “COF”). Notwithstanding the foregoing, if, within sixty (60) calendar days after delivery of any Equipment, P2O has not received either (i) a COF for such Equipment; or (ii) written notice of the reason(s) why a COF cannot be issued (as detailed in Section 8.2.3 below) for such Equipment, the COF will be deemed issued with respect to such Equipment, and payment of the balance of the Price therefor shall be made within five (5) days of the date of the COF.

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8.2.3.	Customer agrees to cause the Technology Consultant, who shall be Customer’s agent, to diligently and expeditiously examine, review and test the Equipment and their operation for the purpose of seeking to issue one or more COFs, as applicable, and to promptly issue all such COFs that are capable of being issued. If the Technology Consultant determines that a COF cannot be issued for Equipment delivered pursuant to this Agreement, the Technology Consultant shall promptly inform P2O and Customer accordingly, providing in such notice a reasonable detailed explanation of why a COF cannot be issued for the Equipment in question, and upon receipt of such notice, P2O shall have the option of: (i) making such modifications, repairs or replacements to the subject Equipment as necessary for the Technology Consultant to issue a COF for the same; or (ii) disputing the Technology Consultant’s determination and submitting the determination to arbitration in accordance with Section 22 below. Customer represents to P2O that, as of the Effective Date, the Technology Consultant has reviewed and acknowledged its ability and willingness to provide such certification.

8.2.4.	In the event P2O elects to modify, repair or replace any Equipment so as to obtain a COF therefor, Customer shall arrange for P2O’s access, entry, and use of the applicable Processing Facility as necessary. Upon the completion of such action(s), P2O shall notify Customer accordingly and Customer shall promptly instruct the Technology Consultant to examine, review and test the Equipment as reasonably necessary to determine whether a COF can be issued, and, if a COF can be issued, to issue one promptly. Customer will provide P2O with any access to the Equipment necessary, in P2O’s opinion, for such modification, repair, or replacement. If the Technology Consultant does not issue a COF, P2O shall have the options set forth at the end of the preceding paragraph. Notwithstanding the foregoing, if, within thirty (30) calendar days after P2O’s notification of completion to Customer (described above), P2O has not received either: (i) a COF for such Equipment; or (ii) written notice of the reason(s) a COF cannot be issued for such Equipment, then the COF will be deemed issued with respect to such Equipment. If the Technology Consultant issues a COF for the Equipment, or the COF is deemed issued, payment of the balance of the purchase price therefor shall be made within five (5) days of Customer’s receipt of the COF for such Equipment (or, where the COF is deemed issued, upon the date the COF is deemed issued). Customer will not be liable for any costs to modify, repair, or replace any equipment as provided by P2O during the initial run up phase, the initial training phase, and during operations prior to the issuance of the CFO.

8.2.5.	As used herein, “Technology Consultant” shall mean a professional engineering firm, licensed in the jurisdiction in which the Equipment are installed and intended to function, selected by Customer and reasonably acceptable to P2O. Whenever in this Agreement it is provided that the Technology Consultant will take an action or make a determination, such action or determination shall be taken and made in the context of the Technology Consultant acting in its professional capacity, subject to the standards and practices of professional engineers in the locality and subject jurisdiction of the placed or installed Equipment for which such action is being taken or determination made. P2O hereby consents to O’Brien & Gere Engineering, P.C. as the Technology Consultant.

8.2.6.	In addition to the initial purchase price of Equipment ordered pursuant to a Purchase Order, Customer may be required to make Increased Price Payments as defined and set forth in, and in accordance with, Section 7.2. First P2O system of two processors will be at a fixed price as outlined in section 7.2.1 above.

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8.3.	Payment for Services. Customer will pay or cause to be paid the full price for the Service plus applicable taxes. P2O will invoice Customer for the services in advance of services being performed. Payment is due 30 days from date of invoice, unless otherwise stated. These terms are subject to credit approval; otherwise, terms are cash with order or C.O.D.

8.4.	Payments for License Grant. On or before the due date for all payments to P2O pursuant to Section 7.4, Customer shall provide P2O with a statement showing the quantities sold and fees received, making up the Gross Sales corresponding to such payment to P2O and such other particulars as are necessary for an accurate accounting of the payments made pursuant to this Agreement.

8.5.	Late Payment. If any payment is not made when due, interest will be added to and payable on all overdue amounts at 1.5% per month, or the maximum percentage allowed within Applicable Laws, whichever is less. Customer shall pay all costs of collection, including without limitation reasonable attorney fees. For purposes of interest accrual, P2O is not required to give formal notice of late payment.

8.6.	Customer shall pay for, and shall hold P2O harmless from, all shipping charges and insurance costs. In addition,

8.7.	Payment of Taxes. All Prices are exclusive of, and Customer is solely responsible for, and shall pay, and shall hold P2O harmless from, all taxes of every description, federal, state, and municipal, that arise as a result of this sale, excluding income taxes and franchise taxes (including interest and penalties thereon).

8.8.	No Set-off Right. Customer shall not, and acknowledges that it will have no right, under this Agreement, the Equipment Supply Contract, the Catalyst Supply Agreement, or any other agreement, document or Law, to withhold, offset, recoup or debit any amounts owed (or to become due and owing ) to P2O or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by P2O, whether relating to P2O’s breach or non-performance of this Agreement or any other agreement(s) of the parties.

9.	P2O Obligations.

9.1.	P2O understands and agrees that at all times any of its or its agents’ or contractors’ personnel engaged in connection with the performance of P2O’s obligations under this Agreement are at a Facility that they shall coordinate with Customer’s then-present manager for each Facility.

9.2.	P2O shall cause there to be in place for all individuals engaged in performing P2O’s duties under this Agreement at a Processing Facility adequate coverage for workmen’s compensation.

9.3.	P2O shall have the responsibility for complying with the reasonable rules and regulations of each Facility at which its obligations are to be performed hereunder and, for the specific work performed by P2O, with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having jurisdiction; provided, however, that P2O shall notify Customer promptly or forward to Customer promptly any complaints, warnings, notices or summonses received by it related to such matters. For clarity, nothing in this Section 9.3 will obligate P2O with regard to compliance with Applicable Law except for P2O’s own compliance related to the specific Service provided by P2O.

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10.	Customer Obligations.

10.1.	Customer shall comply with all Applicable Laws. Customer shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Contract. Customer shall comply with all export and import laws of all countries involved in any sale of parts under this Agreement. Customer acknowledges that P2O is not responsible for identifying or remediating any unsafe conditions at Processing Facilities not caused by defective or faulty Processors.

10.2.	It is the responsibility of Customer to maintain a safe worksite at each Processing Facility. No conditions or circumstances will be present at a Processing Facility where the onsite Services are performed that are subject to special precautions or equipment required by any laws or regulations for the performance of the Services. P2O’s technician or other personnel, in its reasonable determination, may identify and refuse to perform Services under unsafe conditions and, without limiting any other term of this Agreement, P2O has no liability to Customer relating to the non-completion of the Services as a result of P2O’s technician or other personnel refusing to perform Services under such unsafe conditions.

10.3.	Customer will provide any and all computer and networking resources at each Processing Facility sufficient to enable P2O’s monitoring of the Processors, and shall provide P2O with reasonable access to the computer and networking resources.

11.	Grant of Technology License.

11.1.	Subject to the terms and conditions in this Agreement, P2O hereby grants and conveys to Customer a non-exclusive license (the “License”) to use and apply the Licensed Technology in the Territory for the Term, solely for the processing of plastic feedstocks using Processing Equipment purchased from P2O and with catalyst purchased herein or as otherwise produced in the case of a Catalyst Supply Failure. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) the Licensed Technology includes the Catalyst Technology only upon and only for the duration of a Catalyst Supply Failure during the Term, if any; and (ii) the License to use and apply the Catalyst Technology to produce catalysts, is granted only upon, and exists only for the duration of, a Catalyst Supply Failure during the Term, if any. Any projects developed by Customer shall have an exclusive license that will preclude the development of a project (by P2O or any other third party) within a radius determined by a population of a minimum of 1,000,000 people. In any case, the diameter of exclusivity shall not exceed 150 miles.

11.2.	License Restrictions.

11.2.1.	Without limiting the generality of the foregoing, Customer’s rights to the Licensed Technology do not extend beyond those specifically set forth in this Agreement, and except for the rights and licenses granted by P2O hereunder, this Agreement does not grant to Customer or any other Person, any right, title, or interest by implication, estoppel, or otherwise.

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11.2.2.	Notwithstanding anything to the contrary herein, all Licensed Technology supplied by P2O is and shall remain the sole and exclusive property of P2O. Customer, by purchasing catalyst and/or Processing Equipment herein, acknowledges and agrees that such catalyst and Processing Equipment embodies and/or utilizes P2O’s valuable intellectual property, know-how and trade secrets, including, without limitation, confidential, proprietary information associated with the design, operation and use of the Processing Equipment and the formula of the catalyst (collectively, the “Embodied Trade Secrets”). Customer hereby agrees, represents and warrants that it will not, nor, other than the performance by P2O of its obligations herein, will it aid, assist or permit any other Person to: (i) tamper with the Processing Equipment and catalyst, (ii) utilize any imaging equipment or other modality to reveal the inner structures and/or designs of the Processing Equipment, (iii) attempt to disassemble or reverse engineer the Processing Equipment or catalyst, or (iv) otherwise discover and/or utilize any of the Embodied Trade Secrets. Customer further agrees, represents and warrants that it will not disclose, nor will it aid, assist or permit any other Person to disclose any Licensed Technology or any information which it may learn or discover about the materials and methods of construction, design, assembly, functioning, geometries, measurements, tolerances, and operation of the Processing Equipment or the formula of the catalyst other than as may be necessary to produce or have produced catalyst during a Catalyst Supply Failure. Customer furthermore agrees that Customer shall be liable to P2O for any and all actual and potential, direct and indirect, incidental and consequential damages, including, without limitation, lost profits, arising from or related to any violation of these provisions, as well as any and all equitable relief as a court may impose, to remedy any such violation. In addition, Customer agrees and binds itself to make no claim by means of possession to any right, title or interest either by means of patent application, trademark, trade secret or other proprietary right with regard to results derived from, or based upon, the Licensed Technology, any Processing Equipment or any catalyst. Nothing in this Agreement shall be construed as granting to Customer any license or grant of intellectual property rights, other than the license expressly granted in Section 11.1.

11.3.	The parties acknowledge that there may be patentable technology included in the Licensed Technology. The parties agree that P2O’s rights are not limited to patent rights and that Customer is licensing the Licensed Technology in all jurisdictions specified in the Territory regardless of the existence or non-existence of patents in effect in any one or more jurisdictions encompassed in the Territory. P2O retains all rights with respect to filing, prosecution, maintenance and enforcement of the patents (or any patent applications) relating to the Licensed Technology.

11.4.	Inventions, whether patentable or not, conceived and/or developed in connection with the development and operation of the Licensed Technology, whether developed under the Licensed Technology or otherwise, shall be the sole and exclusive property of P2O, and shall be included in the Licensed Technology subject to the license rights established hereunder.

11.5.	The parties agree to notify each other in writing of any actual or threatened infringement by a third party of any patent, or of any claim of invalidity, unenforceability, or non-infringement of any patent relating to the Licensed Technology.

11.6.	P2O shall retain all recoveries arising out of prosecutions of infringers by P2O except for: (i) recoveries relating to actual damages suffered by Customer and (ii) an amount from any such recoveries to compensate Customer for Customer’s reasonable costs and expenses incurred in connection with such recoveries, including without limitation attorney fees and disbursements, and Customer shall, if requested, provide reasonable assistance to P2O in connection with the prosecution of such claims. Reasonable assistance is defined as providing supporting documentation, information on contacts and legal agreements, etc.

11.7.	P2O shall have the right to control the defense of any claim of invalidity, unenforceability, or non-infringement of any patent relating to the Licensed Technology. Customer shall, if requested, provide reasonable assistance to P2O in connection with the defense of such claims. Reasonable assistance is defined as providing supporting documentation, information on contacts and legal agreements, etc.

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11.8.	Escrow. Within forty five (45) calendar days of the COF, P2O will (i) provide an encrypted hard drive containing the formula and a description of the Know-How necessary to produce the catalyst according to the formula, and (ii) deposit the encrypted hard drive and a private key necessary to decrypt the encrypted hard drive each with an escrow agent acceptable to both parties. There is no reason Upon the occurrence of a Catalyst Supply Failure, the escrow agents shall release the encrypted hard drive and the private key necessary to decrypt the encrypted hard drive to Customer, and Customer shall have the right to use the key to decrypt the encrypted hard drive. Upon the conclusion of a Catalyst Supply Failure, Customer will return the encrypted hard drive and any information obtained or derived from the encrypted hard drive, P2O will provide a newly encrypted hard drive and deposit it and a corresponding private key with the escrow agents accordingly, and the foregoing conditions, limitations and rights shall apply to the new encrypted hard drive.

12.	Records and Audit.

12.1.	Records. For the Term and a period of five years from any termination or expiration of this Agreement, Customer shall keep complete and accurate records of its sales, uses, transfers and other dispositions of products making up the Gross Sales necessary for the calculation of payments to be made to P2O hereunder.

12.2.	Audit.

12.2.1.	P2O, at its own expense, may at any time within five years after receiving any payment statement from Customer, but not more often than once per calendar year, nominate an independent Certified Public Accountant (the “Auditor”) who shall have access to Customer’s records, including without limitation, access to any servers or other computer equipment that maintains the process database, during Customer’s normal business hours for the purpose of verifying all payments made under this Agreement.

12.2.2.	P2O shall provide to Customer a copy of the Auditor’s audit report within thirty days of P2O’s receipt of the report. If the report shows that payments made by Customer are deficient, Customer shall pay P2O the deficient amount plus interest on the deficient amount, as calculated pursuant to Section 8.5, within thirty days after Customer’s receipt of the audit report. If payments made by Customer are found to be deficient by more than five percent, Customer shall pay for the reasonable cost of the audit.

13.	Warranties and Representations.

13.1.	Limited Equipment Warranty. P2O warrants to Customer that:

13.1.1.	for a period of twelve (12) months from the date of delivery of the Equipment (“Equipment Warranty Period”), such Equipment will be free of material defects in material and workmanship; and

13.1.2.	for the term of the Agreement, the Equipment will perform or be capable of performing at the Minimum Performance Levels for such Equipment as defined in and established pursuant to the provisions of Schedule “B,” provided that the feedstock used with the subject Processor is substantially the same as the feedstock used to determine the applicable Minimum Performance Level.

13.1.3.	EXCEPT FOR THE WARRANTY SET FORTH IN SECTION 13.1.1, P2O MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE EQUIPMENT GOODS, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; QUALITY; FITNESS FOR A PARTICULAR PURPOSE; NON-INFRINGEMENT AND WARRANTIES, WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE OR OTHERWISE.

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13.1.4.	P2O shall not be liable for a breach of the warranty set forth in Section 13.1.1 unless: (i) Customer gives written notice of the defect, reasonably described, to P2O within fifteen (15) days of the time when Customer discovers or ought to have discovered the defect; (ii) P2O is given a reasonable opportunity after receiving the notice to examine such Goods; and (iii) P2O reasonably verifies Customer’s claim that the Equipment are defective. In seeking to make any such verification of defects in any Equipment, P2O shall take such action in a diligent and expeditious manner.

13.1.5.	P2O shall not be liable for a breach of the warranty set forth in Section 13.1.1 if: (i) the defect arises due to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by P2O; or (ii) Customer alters or repairs such Equipment without the prior written consent of P2O.

13.1.6.	Subject to Sections 13.1.4 and 13.1.5 above, with respect to any such Equipment during the Warranty Period, Customer’s sole remedy for any breach of the limited warranty set forth in Section 13.1.1 is repair or replacement of the subject Equipment or a portion thereof, by P2O as determined by P2O or, during the inspection period for any Equipment, non-payment for such Equipment as set forth in Section 6. Subject to Sections 13.1.4 and 13.1.5 above, with respect to any such Equipment during the term, Customer’s sole remedy for any breach of the limited warranty set forth in Section 13.1.1 is P2O’s service of the subject Equipment as set forth herein, at Customer’s expense, and at the parts and labor rates set forth herein. THIS SECTION SETS FORTH CUSTOMER’s SOLE REMEDY AND P2O’S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTIES SET FORTH IN SECTION 13.1.1.

13.2.	Limited Catalyst Warranty. P2O warrants that the Catalyst shall be free of substantive defects in material and workmanship. With respect to any such Catalyst, P2O shall provide to Customer a replacement for the defective Catalyst (or the defective portion thereof, as applicable). THE REMEDIES SET FORTH IN THIS SECTION 13.2 SHALL BE THE CUSTOMER’S SOLE AND EXCLUSIVE REMEDY AND SUPPLIER’S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTY SET FORTH IN THIS SECTION 13.2.

13.3.	P2O represents and warrants to Customer as follows:

13.3.1.	Consents and Notices. P2O is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including Governmental Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

13.3.2.	Rights to the Licensed Technology; Encumbrances. P2O owns all rights in the Licensed Technology and the Licensed Technology is free and clear of all Encumbrances.

13.3.3.	Compliance with Applicable Laws; Governmental Authorizations.

(i)	Regarding P2O’s Business and the Licensed Technology:

(a)	each of P2O’s Business and the Licensed Technology is, and at all times has been, in full compliance with each Applicable Law that is or was applicable to it or its conduct or any ownership or use of the Licensed Technology, including the possession of all required Governmental Authorizations;

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(b)	no event has occurred or circumstance exists that (with or without notice or lapse of time) could be reasonably expected to result in a violation by P2O of, or a failure on the part of P2O to comply with, any Applicable Law, including the requirements of all Governmental Authorizations, or may give rise to any obligation on the part of P2O to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c)	P2O has not received any notice or communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Applicable Law or any actual, alleged, or potential obligation on the part of P2O to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(ii)	There is no Governmental Authorization that is necessary to be held by P2O that pertains to P2O’s Business.

(iii)	P2O has not received any written notice regarding any actual, alleged or potential violation of or failure to comply with any term or requirement of any Governmental Authorization with respect to P2O’s Business or any aspect of the Licensed Technology, or any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization. All applications required to have been filed for the renewal of the Governmental Authorizations set forth in Section (ii) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to those Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. The Governmental Authorizations listed in Section (ii) collectively constitute all of the Governmental Authorizations necessary to permit P2O to lawfully conduct and operate P2O’s Business and utilize the Licensed Technology for the purposes of the Pilot Program.

13.3.4.	Legal Proceedings. There is no Proceeding that has been commenced against P2O that relates to or may affect P2O’s Business or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of P2O, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

13.3.5.	Orders.

(i)	There is no Order to which P2O is subject that relates to or may affect P2O’s Business and prevent the grant of the License hereunder.

(ii)	To the Knowledge of P2O, no officer, director, agent or employee of P2O is subject to any Order that prohibits that officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to P2O’s Business.

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(iii)	P2O is and has been in full compliance with all of the terms and requirements of each Order to which it has or has been subject that relates to or affects P2O’s Business or to which any of the Licensed Technology is or has been subject.

(iv)	No event has occurred or circumstance exists that could reasonably be expected to result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which P2O is or has been subject that relates to or affects P2O’s Business.

(v)	P2O has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with any term or requirement of any Order to which P2O’s Business or to which any of the Licensed Technology is or has been subject.

13.3.6.	Intellectual Property.

(i)	The Licensed Technology consists solely of property and rights that are (i) owned by P2O, (ii) in the public domain or (iii) validly licensed to P2O with the right to assign or sub-license the same. P2O is the sole owner worldwide of all right, title and interest in and to the Licensed Technology or has the right to use for purposes of this Agreement without payment, free and clear of any Encumbrances or rights of others (including claims of employees, agents, consultants or others involved in the creation, development, marketing, maintenance or enhancement of intellectual property of any kind for or on behalf of P2O) except to the extent the Licensed Technology is in the public domain.

(ii)	The Licensed Technology is all that is necessary for the operation of the Processing Equipment and use of any catalyst purchased herein and for the production of catalyst in the event of a Catalyst Supply Failure. None of the Licensed Technology comprised of non-perpetual, non-fully paid-up licenses to P2O has been incorporated into or made part of any Licensed Technology owned by P2O or any other Licensed Technology licensed by P2O and P2O is in full compliance with all provisions of any contract pursuant to which it has rights to use intellectual property asset of third parties.

(iii)	All former and current employees of P2O involved in the conduct of P2O’s Business or in the creation, development, marketing, maintenance or enhancement of any of the Licensed Technology have executed written contracts that assign to P2O all rights to any inventions, improvements, discoveries or information relating to P2O’s Business or the Licensed Technology and no employee of P2O involved in P2O’s Business has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than P2O.

(iv)	All of the issued Patents, if any, and all registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due during the Term.

(v)	No Patent has been or is now involved in any interference, reissue, reexamination, threatened reexamination or opposition proceeding. To P2O’s Knowledge, there is no patent or patent application of any third party that claims conflict with, is in the same field as, or that limits the expansion of, the Patents.

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(vi)	To P2O’s Knowledge, all products made, used or sold under the Patents have been marked with the proper patent notice and all works encompassing the Copyrights have been marked with a copyright notice.

(vii)	With respect to each Trade Secret for which documentation exists, the documentation relating to that Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(viii)	P2O has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets.

(ix)	P2O has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets forming part of the Licensed Technology. The Trade Secrets are not part of the public knowledge or literature and, to P2O’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than P2O) or to the detriment of P2O. No such Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(x)	None of the products manufactured or sold nor any process or know-how used, distributed or licensed by P2O in connection with P2O’s Business infringes or is alleged to infringe any patent, copyright or other intellectual property rights of any other Person and, to the Knowledge of P2O, no other Person is infringing any Patent, Copyright or other intellectual property rights of P2O with respect to P2O’s Business or the Licensed Technology nor to P2O’s Knowledge is there any basis for any such claim.

13.4.	Mutual Representations and Warranties. Each party represents and warrants to the other party that as of the date of this Agreement:

13.4.1.	it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction or other jurisdiction where a Facility at which P2O shall be performing its obligations of incorporation, organization or chartering; it has, and throughout the Term shall retain, the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of the party; and

13.4.2.	when executed and delivered by such party, this Agreement constitutes the legal, valid and binding obligation of that party, enforceable against that party in accordance with its terms; and the party has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement;

13.4.3.	neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of any provision of the organizational documents of the party or any resolution adopted by the board of directors or stockholders of the party;

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(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which the party or, in the case of P2O, the Licensed Technology, may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the party and that otherwise relates to the party’s Processing Business or, in the case of P2O, the ownership or use of any of the Licensed Technology;

(iv)	contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any contract under which the party has or may acquire any rights, under which the party has or may become subject to any obligations or liability, or by which the party or any of the assets owned or used by it is or may become bound; or

(v)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Licensed Technology.

13.5.	Disclaimer of P2O Representations and Warranties. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 13, P2O EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED STATUTORY OR OTHERWISE: (I) CONCERNING THE VALIDITY, ENFORCEABILITY AND SCOPE OF ANY PATENT(S), THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE OR, LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED TECHNOLOGY AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES OR PRACTICES AT ANY TIME MADE AVAILABLE BY P2O; (II) INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, TRADE PRACTICE, OR OTHERWISE. CUSTOMER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY P2O, OR ANY OTHER PERSON ON P2O’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 13.2.

14.	Showcase of Technology. P2O is permitted, at P2O’s discretion, to provide access to the Initial Site to third parties for the purposes of disclosing and/or demonstrating the Equipment, the Catalyst, and P2O’s Technology. Upon P2O’s reasonable request, Customer will run samples to be disclosed by P2O to third parties, at P2O’s discretion.

15.	Confidentiality.

15.1.	Scope of Confidential Information. From time to time during the Term, either party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, confidential information and materials comprising or relating to intellectual property rights, including without limitation, trade secrets, third-party confidential information, the Licensed Technology, and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence:

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(i)	is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 15 by the Receiving Party or any of its Representatives;

(ii)	is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(iii)	was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(iv)	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(v)	is required to be disclosed pursuant to Applicable Law.

15.2.	Protection of Confidential Information. The Receiving Party shall, for during the Term and extending five years from any expiration or termination of this Agreement:

(i)	protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(ii)	not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(iii)	not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

Notwithstanding the foregoing, any Confidential Information that constitutes a trade secret shall not be subject to such five (5) year term, but shall continue to be subject to the obligations of confidentiality and non-use set forth in this Agreement for as long as such Confidential Information remains a trade secret under Georgia law (including Georgia’s version of the Uniform Trade Secrets Act if and when adopted).

15.3.	The Receiving Party shall be responsible for any breach of this Section 15 caused by any of its Representatives. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, pursuant to Section 16.3, promptly return all Confidential Information and copies thereof, or destroy and certify such destruction of all Confidential Information and copies thereof, that it has received under this Agreement.

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16.	Termination.

16.1.	Termination for Breach. Either party may terminate this Agreement upon written notice to the other party if such other party materially breaches any material provision of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured such other party within thirty (30) days after such other party’s receipt of written notice of such breach.

16.2.	Termination for Bankruptcy. Either party may terminate this Agreement upon written notice to the other party if such other party: (i) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (ii) makes or seeks to make a general assignment for the benefit of its creditors, or (iii) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

16.3.	P2O’s Right to Terminate. P2O may terminate this Agreement upon written notice to Customer if Customer fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than thirty (30) days after P2O’s written notice to make such payment, including the payment of interest in accordance with Section 8.3.

16.4.	Effect of Termination.

16.4.1.	Upon the expiration or earlier termination of this Agreement, all indebtedness of Customer to P2O under this Agreement of any kind, shall become immediately due and payable to P2O, without further notice to Customer.

16.4.2.	Upon any expiration or termination of this Agreement, the License will immediately terminate and Customer shall immediately cease using any and all Licensed Technology, trademarks, logos and copyrighted materials related to the Licensed Technology and certify in writing to P2O that it has complied with the requirements of this clause.

16.4.3.	Upon the expiration or earlier termination of this Agreement, each party shall promptly (i) remove all references to the other party in all letterheads, advertising literature and places of business, and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between P2O and Customer; (ii) return to the other party or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other party’s Confidential Information; (iii) permanently erase all of the other party’s Confidential Information from its computer systems; and (iv) certify in writing to the other party that it has complied with the requirements of this clause.

16.5.	Survival. The rights and obligations of the parties set forth in Section 1 (Definitions), Section 11.2 (License Restrictions), Section 8.4 (License Fee), Section 13 (Warranties and Representations, Section 8 (Confidentiality), Section 16.3 (Effect of Termination), Section 18 (Indemnification), Section 20 (Notices) and Section 14 (Miscellaneous Provisions), and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

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17.	Limitations of Liability.

17.1.	EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING ANY BREACH OF SECTION 19.1 BELOW, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

17.2.	MAXIMUM LIABILITY FOR DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING WITHOUT LIMITATION BREACH OF THE LICENSE RESTRICTIONS, IN NO EVENT SHALL EACH PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF (i) FOR DAMAGES RELATED TO CATALYST GOODS, THE AMOUNTS PAID AND AMOUNTS ACCRUED BUT NOT YET PAID TO P2O PURSUANT TO THIS AGREEMENT IN THE ONE YEAR PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM; (ii) FOR SERVICES AND EQUIPMENT GOODS, THE AMOUNTS PAID OR TO BE PAID FOR PROCESSORS FOR WHICH A PURCHASE ORDER HAS BEEN DELIVERED AND ACCEPTED BUT NOT YET FILLED AT THE TIME OF THE EVENT GIVING RISE TO THE CLAIM PLUS AN AMOUNT EQUAL TO ONE-HALF (1/2) THE AMOUNT DETERMINED PURSUANT TO THIS CLAUSE (ii).

17.3.	ASSUMPTION OF RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR RESULTS RELATED TO MINIMUM PERFORMANCE LEVELS OF PROCESSORS SET FORTH IN SECTION 13.1.2 AND FURTHER DESCRIBED IN THIS AGREEMENT, CUSTOMER ASSUMES ALL RISK AND LIABILITY FOR: (i) THE USE OF ANY CATALYSTS GOODS; (ii) THE RESULTS OBTAINED BY THE USE OF ANY EQUIPMENT GOODS IN THE PRACTICE OF ANY PROCESS, WHETHER IN TERMS OF OPERATING COSTS, GENERAL EFFECTIVENESS, SUCCESS OR FAILURE, AND REGARDLESS OF ANY ORAL OR WRITTEN STATEMENTS MADE BY P2O, BY WAY OF TECHNICAL ADVICE OR OTHERWISE, RELATED TO THE USE OF THE CATALYST GOODS, EQUIPMENT GOODS, OR SERVICES.

17.4.	Exclusion of Consequential and Other Indirect Damages. EXCEPT FOR ANY MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING WITHOUT LIMITATION BREACHES OF SECTION 11.2 (LICENSE RESTRICTIONS), ANY FRAUDULENT WARRANTY OR REPRESENTATION HEREUNDER, AND BREACHES OF SECTION 16 (CONFIDENTIALITY), TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

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17.5.	WITHOUT LIMITATION TO THE FOREGOING, P2O SHALL HAVE NO LIABILITY WHATSOEVER TO CUSTOMER OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON CUSTOMER OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE USE OF OR ANY ERRORS OF OMISSIONS IN ANY LICENSED TECHNOLOGY.

18.       Indemnification; Insurance.

18.1.	P2O Indemnification. P2O shall indemnify and hold Customer harmless for all loss, harm or injury suffered by Customer as a result of the gross negligence or intentional misconduct or illegal acts of an individual engaged by P2O in the performance of any of P2O’s obligations under this Agreement.

18.2.	P2O shall maintain in place contractual and general liability insurance covering its obligations hereunder in amounts of at least $1,000,000 per single occurrence and in the aggregate, with one or more insurance companies acceptable to Customer in Customer’s reasonable discretion. P2O shall furnish to Customer certificates evidencing the existence of the insurance required by this Section 18.2. Unless P2O shall provide such certificate(s) within 30 days from the Effective Date, Customer may, but shall not be obligated to, place said insurance and charge the cost thereof to the account of P2O, deducting, and/or upon notice to P2O, offsetting such amounts against the License Fee. All such insurance policies shall provide that Customer shall receive 30 days’ written notice prior to cancellation of the policy.

18.3.	Customer Indemnification. Subject to the terms and conditions of this Agreement, Customer shall indemnify, defend and hold harmless P2O and its officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, the “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the reasonable cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), arising out or resulting from any Claim of a third party alleging:

(a)	any grossly negligent or more culpable act or omission of Customer or its Personnel (including any willful misconduct) in connection with the performance of its obligations under this Agreement; or

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(b)	any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Customer or its Personnel; or

(c)	any failure by Customer or its Personnel to comply with any Applicable Laws.

18.4.	Insurance. During the Term, Customer shall, at its own expense, maintain and carry in full force and effect, property and commercial general liability insurance with coverage in an amount of no less than $1,000,000 single occurrence and in the aggregate, with financially sound and reputable insurers, and upon P2O’s reasonable request, shall provide P2O with a certificate of insurance evidencing the insurance coverage specified in this Section 18.4. Customer shall provide P2O with thirty (30) days’ advance written notice in the event of a cancellation or material change in such insurance policy.

19.	Intellectual Property Rights

19.1.	Trade Secrets. Notwithstanding anything to the contrary herein, all patents and other intellectual property rights in relation to Catalyst or Equipment supplied by P2O are and shall remain the sole and exclusive property of P2O. Customer by purchasing the Catalyst or Equipment acknowledges and agrees that the Catalyst or Equipment embodies and/or utilizes P2O’s valuable intellectual property, know-how and trade secrets (collectively, the “Trade Secret Information”). Customer hereby agrees, represents and warrants that it will not, nor will it aid, assist or permit any other person to: (i) tamper with the Catalyst or Equipment, (ii) attempt to reverse engineer the Catalyst or Equipment, or (iii) otherwise discover and/or utilize any of the Trade Secret Information. Customer further agrees, represents and warrants that it will not disclose, nor will it aid, assist or permit any other person to disclose, any information which it may learn or discover about the materials and methods of manufacturing, or the make-up of the Catalyst or Equipment. Customer furthermore agrees that Customer shall be liable to P2O, for any and all actual and potential, direct and indirect, incidental and consequential damages, including, without limitation, lost profits, arising from or related to any violation of these provisions, as well as any and all equitable relief as a court may impose, to remedy any such violation. In addition, Customer agrees and binds itself to make no claim by means of possession to any right, title or interest either by means of patent application, trademark, trade secret or other proprietary right with regard to results derived from, or based upon, the Catalyst or Equipment.

19.2.	Ownership. Customer acknowledges and agrees that: (a) P2O (or its licensors) will retain all Intellectual Property Rights used to create, embodied in, used in and otherwise relating to the Catalyst or Equipment and any of their component parts; (b) any and all P2O’s Intellectual Property Rights are the sole and exclusive property of P2O or its licensors; (c) Customer shall not acquire any ownership interest in any of P2O’s Intellectual Property Rights under this Agreement; (d) any goodwill derived from the use by Customer of P2O’s Intellectual Property Rights inures to the benefit of P2O or its licensors, as the case may be; (e) if Customer acquires any Intellectual Property Rights in or relating to any product (including any Catalyst or Equipment) purchased under this Agreement, by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to P2O or its licensors, as the case may be, without further action by either party; and (f) Customer shall use P2O’s Intellectual Property Rights only in accordance with this Agreement and the Technology Agreement and as otherwise mutually agreed in writing by the parties hereto.

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19.3.	Prohibited Acts. Customer shall not: (a) take any action that may interfere with any of P2O’s rights in or to P2O’s Intellectual Property Rights, including P2O’s ownership or exercise thereof; (b) challenge any right, title or interest of P2O in or to P2O’s Intellectual Property Rights; (c) make any claim or take any action adverse to P2O’s ownership of P2O’s Intellectual Property Rights; (d) register or apply for registrations, anywhere in the world, for P2O’s trademarks or any other trademark that is similar to P2O’s trademarks or that incorporates P2O’s Trademarks; (e) use any mark, anywhere, that is confusingly similar to P2O’s trademarks; or (f) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Catalyst) or any P2O trademark.

20.	Notices.

20.1.	All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

P2O’s Address:	Plastic2Oil, Inc.
20 Iroquois Street
Niagara Falls, NY 14303
Attn.: Richard W. Heddle, President & CEO

With a copy sent to:	Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, NY 14202
Attn.: Alfonzo I. Cutaia, Esq.

Customer’s Address:	VERIDISYN TECHNOLOGIES, LLC
11208 Mountain Park Circle
Tuscaloosa, AL 35405
Attn.: Robin Curtis, Managing Partner

With a copy sent to:	(Insert Lawyer Contact Information)

Notices sent in accordance with this Section 20 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

20.2.	Notice will be given to such other representatives or at such other addresses as a party may furnish to the other party entitled to notice pursuant to the foregoing. If notice is given of a permitted successor or assign of a party, then notice will thereafter be given as set forth above also to such successor or assign of such party.

21.	Force Majeure.

21.1.	If performance of this Agreement or any obligation under this Agreement is prevented, restricted or interfered with by causes beyond either party’s reasonable control (“Force Majeure”), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event.

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21.2.	The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted or caused by such party or its employees, officers, agents or affiliates.

22.	Arbitration.

22.1.	Except as provided under Section 23.13 below, related to equitable remedies, any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place in Rochester, Georgia or as otherwise agreed by the parties.

22.2.	All documents, materials and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served.

22.3.	The arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The Agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

23.	Miscellaneous Provisions.

23.1.	Further Assurances. The parties hereto shall: (i) furnish upon request to each other further information, (ii) execute and deliver to each other documents, and (iii) do other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

23.2.	Jurisdiction; Service of Process. All actions or proceedings relating to this Agreement (whether to enforce a right or obligation or obtain a remedy or otherwise) will be brought solely in the state or federal courts located in or for Monroe County, Georgia. Each party hereby unconditionally and irrevocably consents to the jurisdiction of those courts and waives its rights to bring any action or Proceeding against the other party except in those courts. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement. If any party seeks to enforce its rights under this Agreement, the parties will request the court to try the claims between the parties hereto without submitting the matter to the jury.

23.3.	Waiver. Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. To the extent permitted by Applicable Law: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving the notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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23.4.	Entire Agreement and Modification. This Agreement: (i) supersedes all prior agreements between the parties with respect to their subject matter and (ii) together with all Schedules, Exhibits, and any other documents incorporated herein by reference, constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.

23.5.	Assignments and Successors. Except as expressly provided in this Agreement, neither party may assign any of its rights under this Agreement without the prior consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

23.6.	No Third Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their successors and assigns.

23.7.	Severability. If any provision of this Agreement not essential to accomplishing the purposes of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

23.8.	Expenses. Except for the provisions of Section 12.2, and subject to the provisions of Section 8.4 hereof, the parties hereto will bear their own expenses incurred in connection with the negotiation, drafting, implementation and performance of this Agreement.

23.9.	Governing Law. This Agreement, including issues arising out of or related to this Agreement, shall be governed by the laws of the State of Georgia. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

23.10.	Option. During the Term, at Customer’s option, in the case of any proposed single order of more than ten (10) Processors, the parties may enter into a separate agreement (other than this Agreement) for the supply of such Processors, provided such agreement is on terms and conditions mutually agreeable to the parties, and in no event less favorable to P2O than the terms of this Agreement in any material respect.

23.11.	Catalyst Supply Failure. Anything herein to the contrary notwithstanding, in the event that P2O, after receiving a Purchase Order from Customer, and provided such Purchase Order is for a quantity of Catalyst included in the then-current Forecast pursuant to Section 4 above, is unable to satisfy the Purchase Order in the total of the time provided hereunder plus the 90-day supplier inventory under Section 4, Customer may access the formula and other information placed in escrow as provided in Section 11.8, shall not be responsible for paying for the unfulfilled Purchase Order, shall be automatically entitled to a license of the technology necessary to produce the Catalyst, and may have replacement Catalyst supplied by a third party or create the Catalyst itself. Customer shall not be obligated to order or purchase any Catalyst under this Agreement for so long as P2O is unable to supply Catalyst for Customer.

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23.12.	Compliance with the Law. Customer shall comply with all applicable laws, regulations and ordinances. Customer shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement and uses contemplated under this Agreement.

23.13.	Equitable Relief.

23.13.1.	Customer acknowledges and agrees that (a) a breach or threatened breach by Customer of any of its obligations under Sections 16 and 15 would give rise to irreparable harm to P2O for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by Customer of any such obligations, P2O shall, in addition to any and all other rights and remedies that may be available to P2O at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Customer agrees that Customer will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 23.13.

23.13.2.	Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

23.14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[No further text this page; signature page follows.]

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[Signature Page to Technology License and Referral Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

PLASTIC2OIL, INC., a Nevada corporation

By:	/s/ Richard W. Heddle
Richard W. Heddle
President & CEO

VERIDISYN TECHNOLOGIES, LLC, a Georgia limited liability company

By:	/s/ Robin Curtis
Robin Curtis
Managing Partner

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Schedule and Exhibits Omitted

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